Exhibit 10.1

August 10, 2023

Bill Kullback

Sent Via email to bkullback@yahoo.com

Re: Offer of Employment

Dear Bill:

Telesis Bio Inc. (“Company”) is pleased to offer you the position of Chief Financial Officer reporting directly me. Your anticipated start date will be August 28th, 2023 or such other mutually agreed upon start date. This offer and your employment relationship will be subject to the terms and conditions of this letter.

If you decide to join us, your starting salary will be $430,000 per year, less applicable withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. This is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

You will also be paid a one-time sign-on bonus of one-hundred thousand dollars ($100,000), less applicable tax and other withholdings (the “Bonus”), payable on the second regular payday following your start date. Company will pay you the Bonus in advance and in consideration of you having remained employed with the Company for a period of twelve (12) months after your Start Date (the “Retention Period”). Because Company is advancing the Bonus to you in anticipation of retaining your services for the Retention Period, in the event you should voluntarily resign your employment with Company for any reason or Company terminates your employment for cause, in either case prior to the end of the Retention Period, you agree to repay the Company the full amount of the Bonus within two weeks of your resignation of employment or termination for cause.

You will be eligible to participate in the Company’s 2023 Annual Performance Incentive Plan as it may be adopted and amended from time to time in the Company’s sole and absolute discretion. Your initial annual bonus target will be 50% of your base salary, which, to the extent earned, will be paid following the end of the calendar year. Eligibility and the amount of the bonus will be dependent on milestones and goals as set forth in the current bonus program. In addition, you must be employed by and in good standing with the Company at the time any bonus is paid in order to be eligible to receive a bonus.

You will also be eligible for all benefits available to other full-time Company employees, including medical, dental insurance, 401(k) plan, etc., in accordance with Company benefit plans. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

In addition, we will recommend to the Board of Directors that you be granted an option to purchase 300,000 shares of Common Stock in accordance with the Company’s Stock Incentive Plan (the “Plan”) and related option documents. You will be required to sign the Incentive Stock Option Agreement (“the Agreement”) and the options will be subject to the terms and conditions of the Plan and the Agreement. The options vesting schedule is specified in the Agreement.

By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by Company. During your employment with Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Company. In addition, you agree that you will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

If you accept our offer, your employment with Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and me at the time.

This offer is contingent upon the following:

•	Signing the Company’s Nondisclosure and Invention Assignment Agreement;

•	Signing the Mutual Arbitration Agreement;

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

•	Signing and promptly returning the enclosed for Disclosure and Authorization Background so that our designated agency may complete a background check before you begin work and;

•	Company’s receipt of satisfactory results from the background check.

This letter, including the Nondisclosure and Invention Assignment Agreement, constitutes the entire agreement between you and Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Company’s CEO.

Telesis Bio offers an environment with unique opportunities for involvement, visibility, recognition, and reward. Our continued success is primarily dependent upon the high caliber and enthusiasm of our staff. We feel that you possess these qualities and have the potential of making significant contributions to our future growth and success. I hope you will decide to join us.

To indicate your acceptance of Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me.

Bill, I’m looking forward to taking this great company to new and exciting places! If you have questions, please contact me at 858-245-1218.

Todd R. Nelson

Founder & CEO

Enclosures

* * *

I have read this offer letter in its entirety and agree to and accept the terms and conditions of employment stated above. I understand and agree that my employment with Company is at-will.

August 10, 2023
Dated	Bill Kullback